Exhibit (a)(1)(i)

Understanding The Stock Option Exchange Program December 2002

Brocade Makes No Recommendation This presentation and the information contained in it are provided for informational purposes only. Neither Brocade, nor anyone acting on Brocade's behalf, makes any recommendation as to whether you should participate in the Stock Option Exchange Program, nor has Brocade authorized any person to make any such recommendation. You should carefully read all of the Stock Option Exchange Program documents, which are available on the Brocade intranet site, consult with your personal financial, legal and/tax advisors, and understand the risks before making any decision about whether to participate in the Stock Option Exchange Program.

Why Are We Doing This? We believe stock options are a key motivation and retention tool Most options held by our employees are "underwater", and thus not a performance or retention incentive We believe the offer will foster retention of our valuable employees and better align the interests of our employees and our stockholders to maximize stockholder value We also want to decrease "overhang" Overhang means outstanding stock options as a percentage of shares outstanding

What Are We Doing? Voluntary stock option exchange Opportunity to exchange existing options for new options New options will be granted after 6 months and 1 day To participate, Elizabeth Moore, Stock Administrator, must receive your properly completed and signed Election Form by Wednesday, January 8, 2003 at 5:00 pm (PT)

Key Terms of Offer - Eligibility Employees worldwide are eligible to participate Must currently have stock options Must be employed continuously until the date new options are granted If you choose to participate, you must exchange all eligible options All outstanding stock options priced at $12.00 per share or greater, vested or unvested All outstanding stock options granted on or after June 8, 2002 (regardless of the exercise price) What is not included in this offer? Stock, whether obtained from exercising options, ESPP or otherwise Any options granted before June 8, 2002 with an exercise price below $12.00 per share Dates are subject to change in the event the offer period is extended.

Key Terms of Offer - Exchange Ratios Option grant date on or before 3/15/00 = 1 new option for every 3 exchanged options Option grant date after 3/15/00 and before 4/17/01 = 1 new option for every 2 exchanged options All options granted as part of the supplemental stock option program on 4/17/01 = 1 new option for every 2 exchanged options All other options granted on or after 4/17/01 = 1 option for every 1 exchanged options 4/17/01 3/15/00 3:1 2:1 1:1 Supplemental stock options All other options 2:1 1:1

Key Terms of Offer - Pricing and Vesting Pricing New options will be priced at the closing price of our common stock on the date they are granted Officers have a floor below which their exercise price can not go Vesting Schedule New options will retain the same individual vesting schedule as the options they replace Other Information New options may not be exercised for six months following the new option grant date This restriction will terminate early if terminated without cause or due to death or disability New options will be nonstatutory stock options

Target Program Schedule Offer closes New option grant date Eligible to exercise 1/10/04 (Saturday) 6 months + 1 day 6 months Offer opens 20 business days 12/9/02 1/8/03 7/10/03 Eligible to sell 1/12/04 (Monday) Options cancelled 1/9/03 Dates are subject to change in the event the offer period is extended.

Calculator Template

Personnel Option Status

Calculator - Completed

Risks of Participation Stock price may increase such that the exercise price of the new options is greater than exercise price of the exchanged options If your employment terminates before the new options are granted or exercised, you could end up with no options at all Other risks Participating in the Stock Option Exchange Program involves a number of other risks including those found in the Stock Option Exchange Program documents, which are available on the Brocade intranet site. You should carefully read all of the documents, consult with your personal financial, legal and/tax advisors, and understand the risks before making any decision about whether to participate in the Stock Option Exchange Program.

Supporting Materials The following materials are on http://emp.brocade.com/ Letter from Greg Reyes Offer to Exchange Options Frequently Asked Questions Election Form Withdrawal From Calculator | Instructions | Personnel Option Status Example Schedule TO Any changes or updates to the program will be posted on the intranet Your Personnel Stock Option Status Available in your employee mailbox or mailed to remote personnel Any 4/17/01 supplemental stock options will be highlighted Any questions? E-mail: stockex@brocade.com

Important Dates Offer Closes: Wednesday, January 8, 2003 at 5:00 pm* PT Deadline for electing to participate or to withdraw a previous election All election/withdrawal forms must be properly submitted to stock administration Stock options will be cancelled Thursday, January 9, 2003* New Option Grant Date: Thursday, July 10, 2003* Six months and one day following cancellation of shares Six Month Exercise Restriction Ends: Saturday, January 10, 2004* Available to Exercise Options: Monday, January 12, 2004* First business day six months following the end of the six month excise restriction *Dates are subject to change in the event the offer period is extended.